EXHIBIT 99.2

GENENTECH, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months		Year
	Ended December 31,		Ended December 31,
	2007	2006	2007	2006
Revenues:
Product sales	$2,349	$2,244	$9,443	$7,640
Royalties	558	389	1,984	1,354
Contract revenue	63	81	297	290
Total operating revenues	2,970	2,714	11,724	9,284

Costs and expenses:
Cost of sales (includes employee stock-based compensation expense: three months–2007–$22; 2006–$0; full year–2007–$71; 2006–$0)	344	338	1,571	1,181
Research and development (includes employee stock-based compensation expense: three months–2007–$39; 2006–$38; full year–2007–$153; 2006–$140)	618	555	2,446	1,773
Marketing, general and administrative (includes employee stock-based compensation expense: three months–2007–$42; 2006–$45; full year–2007–$179; 2006–$169)	692	600	2,256	2,014
Collaboration profit sharing	275	270	1,080	1,005
In-process research and development(1)	-	-	77	-
Gain on acquisition(1)	-	-	(121)	-
Recurring charges related to redemption and acquisition	43	26	132	105
Special items: litigation-related	14	14	54	54
Total costs and expenses	1,986	1,803	7,495	6,132

Operating income	984	911	4,229	3,152

Other income (expense):
Interest and other income, net(2)	40	77	273	325
Interest expense	(22)	(18)	(76)	(74)
Total other income, net	18	59	197	251

Income before taxes	1,002	970	4,426	3,403
Income tax provision	370	376	1,657	1,290
Net income	$632	$594	$2,769	$2,113

Earnings per share:
Basic	$0.60	$0.56	$2.63	$2.01
Diluted	$0.59	$0.55	$2.59	$1.97

Weighted average shares used to compute earnings per share:
Basic	1,053	1,054	1,053	1,053
Diluted	1,068	1,072	1,069	1,073
________________________
(1)	Represents one-time items related to our acquisition of Tanox, Inc. in the third quarter of 2007.
(2)
"Interest and other income, net" includes interest income, net realized gains from the sale of certain biotechnology equity securities and write-downs for other-than-temporary impairments in the fair value of certain debt and biotechnology equity securities.  For further detail, refer to our web site at www.gene.com.

GENENTECH, INC.
SELECTED CONSOLIDATED FINANCIAL DATA
(In millions)
(Unaudited)

	December 31,	December 31,
	2007	2006
Selected consolidated balance sheet data:
Cash, cash equivalents and short-term investments	$3,975	$2,493
Accounts receivable - product sales, net	847	965
Accounts receivable - royalties, net	620	453
Accounts receivable - other, net	299	248
Inventories	1,493	1,178
Long-term marketable debt and equity securities	2,090	1,832
Property, plant and equipment, net	4,986	4,173
Goodwill	1,577	1,315
Other intangible assets	1,168	476
Other long-term assets	366	1,342
Total assets	18,940	14,842
Total current liabilities(1)	3,918	2,010
Long-term debt(2)	2,402	2,204
Total liabilities	7,035	5,364
Total stockholders' equity	11,905	9,478

	Year Ended December 31,
	2007	2006
Selected consolidated cash flow data:
Capital expenditures(2)	$977	$1,214

Total depreciation and amortization expense	492	407
________________________
(1)	Certain reclassifications have been made at December 31, 2006 to conform to the December 31, 2007 presentation.
(2)
Capital expenditures exclude approximately $203 million at December 31, 2007 and $104 million at December 31, 2006 in capitalized costs related to our accounting for construction projects for which we are considered to be the owner during the construction period. We have recognized related amounts as a construction financing obligation in long-term debt.  The balances in long-term debt related to the construction financing obligation are $399 million at December 31, 2007 and $216 million at December 31, 2006.